SOCIALIST REPUBLIC OF VIETNAM

Independence – Freedom – Happiness

CONTRACT FOR THE SUPPLY OF EXPLOSIVES,

TECHNICAL AND BLASTING SERVICES

No.: 17/2007 PS

-	Based on the Law on Commerce of the Socialist Republic of Vietnam applied as from 01 Jan, 1998.
-	Based on the Decree No. 47/CP dated 12 Aug. 1996 of the Government on the management of weapotrs, explosives and support instruments and other guidelines of the authorities.
-	Based on, function. demand of each party.

Today, on the 11 of June, 2007, we consist of:

PARTY A:,	PIIUOC SON GOLD CO., LTD.
Address:	644 - 646 Ngo Quyen Street, Da Nang city.
Tel:	0511,945288
Tax code:	4000-389-344
Account No:	0041000193786 at Danang Foreign Trade Bank.
Represented by:	Mr. Nguyen Ngoc Quynh,
Position:	Deputy Director General

(As per Authorization No. 34/07-PSGC dated 12 March 2007 of the Director General of Phuoc Son Gold Co., Ltd).

PARTY B:	GAET COMPANY — MINISTRY OF DEFENCE
Address:	21 Linh Lang - Cong Vi - Ba Dinh district — Ha Noi.
Tel:	04. 7628365 Fax: 04. 8327710
Fax:	04. 8327710
Tax code:	01.00283055-1
Account No:	0011000018801 at Vietnam Foreign Trade Bank.
Represented by:	Mr. Floang Dinh Vunng
Position:	Deputy Director.

(As per authorization no. 904/UQ-TCLD dated 06 Mar, 2007 of the Director of GAET Company).

After discussion, it is mutually agreed between both parties to sign this contract with the following terms and conditions:

Article I: Scope of Contract:

1.1

Party B agrees to supply Party A with explosives and blasting accessories as required by Party A at Daksa Mine, Phuoc Son District, Quang Nam Province. The price and details of the types, volume of explosives and blasting accessories are listed in the Appendix 1 of this contract.

1.2	Party B shall assist Party A with application for the using explosives license and contact with related organizations to train blasting workers so that Party A can handle its own blasting.
1.3	In the absence of the blasting license of Party A. Party B agrees to provide blasting services at Daksa Mine in accordance with the attached method described in Appendix 2 of this contract.

Article 2: Quality of Explosives and Blasting Accessories:

2.1

All explosives and blasting accessories must be in accordance with the list of explosives permitted to be used in the industry as stipulated by the Ministry of Industry and shall comply with the Vietnamese Standard 4586-97 in terms of quality.

2.2	The quality of imported explosives and blasting accessories must meet technical standards of the manufacturer.
2.3

Packaging of explosives and accessories must be in excellent condition upon delivery to Party A’s Daksa magazine. Party A has the right to reject or demand for replacement for damaged explosives and its accessories due to sub-standard packaging and manner of delivery,

2.4	Certificate of origin and packing list shall be required for each delivery and all items must be confirmed by representative of Party A. before placing in the magazine.

Article 3: Training and Assistance on the acquisition of PSGC blasting permits:

3.1	Party B shall liaise to related organizations to support to Party A to obtain a using explosive permits
3.2	Party B shall support Party l3 shall provide Party A with technical parameters, instructions of the manufacturer and advice on use of industrial explosives.
3.3

Party B shall assist and be responsible to liaise with the Government Authorities for getting the use explosive permit and for training Party A’s employees in blasting in accordance with the laws and regulations of Vietnam. All cost related to securing the permits and training courses shall be borne by Party A on the provision that the costs shall be supported with official receipts and the required legal invoices before reimbursement is made to Party B.

Article 4: Responsibilities of the Parties
4.1	Party A shall:
•	Provide Party 13 with necessary legal documents so that Party B can obtain the use explosive license and complete procedures of blasting paper work at Daksa area.
•	Authorise Party B to use the Party’s A magazine at Daksa.
•

Inform the representative of Party B the purpose and technical requirements for each blasting activity to be undertaken and confirm the actual explosives volume used for each activity or per day for billing purposes. The details of the volume and number of’ blast shall also be confirmed and approved by the representative of Party A.

•	Provide the employees of Party B accommodation, meals and means of transport from Danang Kham Due and within Phuoc Son area.

•	Party A shall provide necessary tools and equipment for preventing and fighting fire available at Party As explosive magazine.
4.2	Party B shall:
•	Be responsible for the safety of all workers who carry out the blasting.
•	Be responsible for protecting and securing the explosive magazine, against fire and other damages.

Comply with the requirements for the storage and management of industrial explosives in accordance to the laws and regulations of Vietnam.

•	Provide sufficient technical staff to carry out blasting services and provide sufficient workers to assist during blasting. Party B must mobilize enough manpower to cover 3 shifts per day.
•	To provide all goods as required in the contract in a timely manner.
•	To buy back the remaining industrial explosives after completion of the work at a price equivalent to 88% of the purchase cost (VAT Excluded).
•

Party B shall be responsible for any damage to life, property and third party liabilities in case of accidents brought about by Party B’s negligence. Party B must ensure compliance to government regulation TCVN 4586-1997 regarding blasting safety radius.

•	Party B must comply with all Party A’s regulations on safety and security within the site area and shall be responsible for any risks caused by blasting.
•

Party B shall indemnify and hold Party A and its staff free from any and all loss, claims, demands, liability, lawsuits arising out of or in connection with injuries (including death) to any and all persons and loss or damage to the property of such persons caused by any act or neglect on the part of Party B.

•	Party B shall maintain the highest standards of safety and shall take every reasonable precaution against accident or injury to the property and to any person on site.

Article 5: Price:

5.1.	The price of explosives and accessories are detailed in the enclosed Appendix I
5.2	The price and terms for the blasting service are detailed in enclosed Appendix 2
5.3

In case of any price adjustment approved by the government, Party B shall notify in writing with a copy of the approved regulations of the adjustments. The price listed under Appendix 1 shall be updated or amended with the agreement of both parties.

Article 6: Term of Purchase Order and Delivery:

6.1

Party A shall provide to Party B with the schedule of yearly explosives consumption before 30 November of the year and provide Party B with one (1) monthly purchase order (PQ) before the 30‘x’ of the last month.

6.2

Party B shall deliver or supply all types of explosives and blasting accessories as listed in the purchase order within seven (7) days from the receipt of the purchase order enclosed with delivery schedule from Party A.

6.3

In the event that Party A has obtained all the required permits and licenses for the purchase, transport, storage and use of explosives and can carry out its own blasting, Party A will cheek the quality, specifications of the explosives on-hand and the minutes of turn over shall be signed by the representatives of both parties.

Article 7: Deposit and term of payment:

7.1 Deposit:

-	Party A shall pay Party B a deposit equivalent to 20% of the total amount of monthly explosive requirement based on purchase order.

-	The deposit shall be deductible from monthly payment to Party B. 7.2 Terms of Payment:

Payment shall be made by Party A through bank transfer based on the financial invoice issued by Party B with following conditions:

a)

In case Party B carries out blasting for Party A: The payment value will be based on actual consumption and blasting service fee of that month (calendar month) confirmed daily by the Executive Mine Manager.

b)

In ease Party A handles its own blasting, the payment to be made by Party A will be based on invoice and purchase order value with the confirmation of receipt signed by the representatives of both parties.

c)	Payment shall be made 30 days after receipt of invoice.
d)

Party B’s monthly blasting service fee will only commence once these two conditions are fully met: (1) the required explosive supplies are delivered in the Explosive Magazine of Party A; (2) when all blasting permits and licenses for Phuoc Son are obtained by Party B.

Article 8: General terms:

Both parties undertake to carry out completely all terms and conditions of this contract, Should there be any change. the two parties shall mutually discuss and solve the signed contract. 4

Any dispute in connection with the contract, which cannot be settled by negotiation between the two parties, shall be referred to the Economic Court of Hanoi City for settling. The court’s decision shall be final and binding on the parties. The losing party shall be responsible for arbitration cost

The contract is effective from the date of signing until 31 December 2008 and made into four (4) copies, two (2) in English, two (2) in Vietnamese of the same value. Each party shall keep one (01) copies of each to implement.

The two parties will discuss and make liquidation minutes per appendix within 30 days before its termination.

FOR PARTY A.	FOR PARTY B.

Nguyen Ngoc Quynh	Pho Giam Doc
DEPUTY DIRECTOR GENERAL	Deputy Director

SOCIALIST REPUBLIC OF VIETNAM

Independence - Freedom — happiness

APPENDIX I

Attached to the Contract no .17./2007PS

Price of explosives and blasting accessories:

No	Description	unit	Unit price	Delivery time
1	ANFO explosive (AFST) - 25kg/sack - Vietnam	Kg	10,227 VND	Based on the requirement
2	Powergel 3151 Magnum (32mm x 400mm)-OR ICA	Kg	2.47 USD	Based on the requirement
3	Powergel 3151 Magnum (25mm x 300mm)-ORICA	Kg	2.72 USD	Quarter IV/2007
4	Powergel 3000 Trimex (19x900mm)	Kg	6.70 USD	Quarter IV/2007
5	ExeI non electric detonator 2.4m long (No.0-No.30)-ORICA	Pcs	3.03 USD	Quarter IV/2007
6	Exel non electric detonator 3.6m long (No.0-No.30) -ORICA	Pcs	3.21 USD	Quarter IV/2007
7	Exel non electric detonator 4.9m long (No.0-No.15) - ORICA	Pcs	3.46 USD	Quarter 1V/2007
8	Exel non electric detonator 4.9m long (No.1 6-No 34) - ORICA	Pcs	3.78 USD	Based on the requirement
9	Exel Electric Detonator # 8-Vietnam	Pcs	3,108 VND	Based on the requirement
10	Cordtex 5g/m - ORICA	Metre	0.52 USD	Based on the requirement
11	Electric wires-Vietnam	Metre	473 VND	Based on the requirement
l2	Blasting cable 100m/roll- ORICA	Roll	35.40 USD	Quarter IV/2007
13	Twin Twist Wire 500m/roll .- Vietnam	Metre	946 VND	Based on the requirement
14	Exploder machine - China	Pcs	305 USD	Based on the requirement
15	OhmMeter - China	Pcs	370 USD	Based on the requirement

This unit price is the one at Phuoc Son’s magazine (included VAT 5%)

Other terms and conditions of the Contract no...............remain unchanged.

This appendix shall form part of the signed Contract No. :............... be effective from the signing date. The appendix is made into 04 copies of the same value, each party keeps 02 copies for execution.

FOR PARTY A	FOR PARTY B
Nguyen Ngoc Quynh	Pho Giam Doc
DEPUTY DIRECTOR GENERAL	Deputy Director

SOCIALIST REPUBLIC OF VIETNAM

Independence - Freedom - Happiness

APPENDIX 2

Attached to the Contract no......./2007PS

1. The execution of blasting services:

•	To make blasting method statement for tunnel at Phuoc Son Gold Mine: 01 sets of method statement
•

To contact and submit blasting method statement to appropriate authorities of Quang Nam Province (Industry Department, Labour and Social Welfare Service, Quang Nam Police - PC 13 and PC23 and other authorities) in order to get blasting license for Phuoc Son Gold Project).

•	To consult and control the making of blasting documents in accordance with process, normative act and regulations of the Government.
•	To consult and control the making of blasting documents pursuant to normative act, technical regulations and blasting method statement registered in Quang Nam Province.
•	To conduct workers for making detonator. loading explosives, connecting blasting net, starting the net pursuant to the legal regulations and the blasting method statement,
•	To conduct blasting technique, explosive loading, blasting command.
•	To carry out and supervise the security pursuant to technical regulations, safety.
•	To start blasting, check and assess the result after blasting, to solve the misfire (if any).
•	To make a safety order and make a report on blasting site.
•	To contact and make monthly report to appropriate authorities of Quang Nam during the blasting time at the project.

2. Unit price of blasting service:

If volume of explosives used ‹10.000kg/per month, then service fee will be 7,000 USD/per month (Seven thousand USD per month)

If volume of explosive used > 10.000kg/per month, then service fee will be 0.7 USD/per kg (Zero point seven USD per kilogram)

The above unit price is exclusive of VA T.

This appendix shall form part of the signed Contract No................, be effective from the signing date. The appendix is made into 04 copies of the same value, each party keeps 02 copies for execution.

FOR PARTY A	FOR PARTY B
Nguyen Ngoc Quynh	Pho Giam Doc
DEPUTY DIRECTOR GENERAL	Deputy Director